Exhibit 99.1

Advanced Photonix, Inc. Completes Its Shelf Offering with a $2.4 Million Underwriting

ANN ARBOR, Mich.--(BUSINESS WIRE)--February 25, 2011--Advanced Photonix, Inc. (NYSE-Amex: API) announced today that it entered into an underwriting agreement with B. Riley & Co., LLC, providing for the sale of 1,200,000 shares of its Class A Common Stock at a purchase price of $1.97 a share, less an underwriting discount of $0.1182 a share.

The shares of common stock are being sold pursuant to the Company’s registration statement on Form S-3 (File No. 333-171390), which was declared effective by the Securities and Exchange Commission on January 5, 2011.

Richard Kurtz, CEO of Advanced Photonix, Inc. stated "This final draw down of our existing shelf registration will be used for our general corporate purposes including (i) working capital needed to support the rapid growth of our HSOR products in foreign markets, (ii) accelerated development and marketing of Terahertz applications, (iii) capital expenditures needed to further automate our manufacturing processes, and increase our productivity."

A prospectus supplement relating to the offering will be filed with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained at the SEC's website at http://www.sec.gov or directly from the Company by written request to Investor Relations c/o Richard Kurtz. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the shares referred to in this press release in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Advanced Photonix, Inc.

Advanced Photonix, Inc.® (NYSE-Amex: API) is a leading supplier with a broad offering of optoelectronic products to a global customer base. We provide optoelectronic solutions, high-speed optical receivers and terahertz instrumentation for telecom, homeland security, military, medical and industrial markets. With our patented technology and state-of-the-art manufacturing we offer industry leading performance, exceptional quality, and high value-added products to our OEM customer base. For more information visit us on the web at www.advancedphotonix.com.

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of acquired companies and their technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products. API-G

CONTACTS:
Advanced Photonix, Inc.
Richard Kurtz, (734) 864-5688
IR@advancedphotonix.com